Exhibit 15.2

Our ref	VSL/745172-000001/16516437v1

Jiayin Group Inc.

26th Floor, Building No. 1, Youyou Century Plaza

428 South Yanggao Road, Pudong New Area

Shanghai 200122

People’s Republic of China

April 30, 2020

Dear Sirs

Jiayin Group Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to Jiayin Group Inc., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2019 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP